EXHIBIT 10.14

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT is made and entered into as of November 19, 2008, by and among LANDMARK BANCORP, INC., a Delaware corporation (the “Borrower”) and FIRST NATIONAL BANK OF OMAHA, a national banking association with principal offices in Omaha, Nebraska (the “Bank”).

WHEREAS, the Borrower has requested that the Bank provide a revolving credit facility in the aggregate amount not to exceed Nine Million and No/100ths Dollars ($9,000,000.00) for the purposes described herein; and

WHEREAS, the Bank is willing to provide such revolving credit facility to the Borrower upon, and subject to, the terms, provisions and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the promises herein made, and in reliance upon the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Affiliate” means any Person, other than a Subsidiary, (a) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or a Subsidiary; (b) which directly or indirectly beneficially owns or holds ten percent (10%) or more of any interest of the Borrower or any Subsidiary; (c) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary; or (d) ten percent (10%) or more of any membership interest or other interest in any other entity of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, through the ownership of interests in a limited liability company, partnership or other entity, by contract, or otherwise.

“Agreement” means this Revolving Credit Agreement and all schedules and exhibits to this Agreement, in each case as amended, supplemented, or modified from time to time.

“Applicable Law” means any applicable federal, state, local statute, rule, regulation, ordinance, order, directive, code or such other requirements.

“Assets” means anything owned or controlled by the referenced entity or any right or interest of the referenced entity therein.

“Authorized Person” means, an individual authorized to act on behalf of the Borrower or Landmark National Bank, in accordance with its Organizational Documents or appropriate resolutions adopted in accordance therewith.

“Bank” shall have the meaning given such term in the preamble hereto.

“Bank Regulatory Authority” means the Board, the Comptroller of the Currency, the Federal Deposit Insurance Corporation and all other relevant regulatory authorities (including, without limitation, any relevant state bank regulatory authorities).

“Bank Stock” means all of the outstanding shares of stock of Landmark National Bank.

“Bank Subsidiary” means Landmark National Bank and any other Subsidiary of the Borrower that is a federal or state bank, savings and loan, or thrift institution, under Applicable Law.

“Bankruptcy Code” means Title 11 of the United States Code, as now constituted or hereafter amended.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning given such term in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday, or other day on which the Bank is authorized or required to close under the laws of the State of Nebraska or the United States.

“Call Report” means, with respect to the Borrower, its FR Y-9C (consolidated) and FR Y-9LP (unconsolidated) quarterly reports to the Federal Reserve System, and, with respect to Landmark National Bank, its “Consolidated Reports of Condition and Income” (or similar reports) filed with its applicable Bank Regulatory Authority, or such other forms of call reports as may be required by the Bank Regulatory Authority from time to time; provided, however, if at any time such reports are not required by the applicable Bank Regulatory Authorities, then “Call Reports” shall mean reports containing information similar to the reports set forth above or such other reports as the parties hereto agree upon.

“Capital Leases” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Change in Control” shall be deemed to have occurred if at any time (a) any Person or group of Persons not an owner of an Equity Interest of Borrower on the Effective Date shall have acquired beneficial ownership of Equity Interests representing fifty percent (50%) or more in voting power of the outstanding voting interests in the Borrower, (b) a majority of the Board of Directors of the

Borrower shall at any time not consist of (i) individuals who shall have been members of the Board of Directors of the Borrower on the Effective Date and (ii) individuals whose nomination or election to such Board of Directors shall have been recommended or approved by a vote of a majority of the members of such Board of Directors described in the preceding clause (i) or in this clause (ii), or (c) the Borrower shall cease to, directly or indirectly, own and control one hundred percent (100%) of the Equity Interests of Landmark National Bank or the sale by Landmark National Bank, of substantially all of its Assets.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereunder.

“Collateral” means all property which is subject or is to be subject to the Lien granted by the Pledge Agreement.

“Commitment” shall have the meaning ascribed thereto in Section 2.01.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

“Conditions Precedent” shall have the meaning ascribed thereto in Section 3.01.

“Debt” means (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the payment of deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under Capital Leases; (e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities; and (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss.

 “Default” means any of the events specified in Section 8.01 of this Agreement, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Effective Date” means the date of this Agreement.

“Environmental Permits” shall have the meaning ascribed to such term in Section 4.15 of this Agreement.

“Environmental Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, health and safety, including, but not limited to, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Effective Date.

“Equity Interests” means, with respect to any Person, all of the units or capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of units or shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for units or shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such units or shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such units or shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Event of Default” means any of the events specified in Section 8.01 of this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state, county, or local governmental department, commission, board, bureau, agency, authority, instrumentality or judicial or regulatory body or entity having or asserting jurisdiction over the Borrower or any Subsidiary.

“Knowledge” means, as to any representation or warranty of the Borrower, to the knowledge of any of the executive officers of the Borrower and/or Landmark National Bank, after due inquiry.

“Landmark National Bank” means Landmark National Bank, a national banking association.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Loans” shall have the meaning ascribed thereto in Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Revolving Note, the Pledge Agreement (including the Stock Transfer Power and Assignment delivered in connection therewith), and any other instruments, filings or documents delivered in connection with the foregoing or otherwise relating to the Loans.

“Loan Loss Reserves” means as of the date of determination the amount denominated as the “loan loss reserve” or the “allowance for loan and lease losses” in the Call Report of such Person.

“Loan Termination Date” means the earliest to occur of the following: (a) November       , 2009, (b) the date the Obligations are accelerated pursuant to this Agreement or the Revolving Note and (c) the date the Bank has received (i) notice in writing from the Borrower of the Borrower’s election to terminate this Agreement or the Revolving Note or (ii) indefeasible payment in full of the Obligations.

“Material Adverse Effect” means any change in, or effect on, or series of related changes in, or related effects on, the business of the Borrower, Landmark National Bank, or any Subsidiary, as commonly conducted by each of them, that would have a material and adverse effect on (a) the condition (financial or otherwise), of the Assets, liabilities, business, prospects or operations of the Borrower and its Subsidiaries (b) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents to which it is a party, or (c) the rights or benefits available to the Bank relating to the Collateral, provided that none of the following shall alone, and not in conjunction with one another or other factors, be deemed to constitute a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (i) changes in United States generally accepted accounting principles, (ii) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority or (iii) the taking by the Borrower of any action required by this Agreement and the other agreements contemplated hereby.

“Maximum Rate” shall have the meaning ascribed thereto in Section 9.06.

“Non-Performing Assets” means with respect to a Person, the sum of (a) Non-Performing Loans, (b) leases and other Assets for which payments or other obligations are past due or in default by ninety (90) days or more, (c) the total of all non-accrual leases and other Assets, and (d) all other Assets acquired by such Person through foreclosure or other realization upon collateral or rearrangement or satisfaction of Debt.

“Non-Performing Loans” means, as of any date of determination, the sum of:

(a)           loans classified as non-accrual (regardless of whether such classification is internal or as reported to or directed by a Bank Regulatory Authority); plus

(b)           loans past due by ninety (90) or more days that are still accruing interest; plus

(c)           loans for which the obligee has reduced the agreed interest rate, reduced the principal or interest obligation, applied interest payments to reduce principal, capitalized interest or otherwise renegotiated the terms of the obligation based upon the actual or asserted inability of the obligor or obligors of such loans to perform their obligations pursuant to the agreements with the obligee prior to such modification or renegotiation.

“Obligation” or “Obligations” shall mean, collectively, (a) each of the obligations and covenants of Borrower under this Agreement, the Pledge Agreement, the Revolving Note, and any of the other Loan Documents, together with all modifications, substitutions, extensions and renewals of each, whether absolute or contingent, liquidated or unliquidated, existing now or arising in the future and (b) all present and future indebtedness and obligations of Borrower or any of its Subsidiaries to the Bank whether direct, indirect, absolute, or contingent and whether arising by note, guaranty, overdraft, or otherwise.

“Organizational Documents” means (a) with respect to a limited liability company, the articles of organization and operating agreement, (b) with respect to a corporation, the articles of incorporation and bylaws, and (c) with respect to a national bank, any of its formation or organizational documents including but not limited to any articles of association and bylaws.

“Permitted Liens” means (a) Liens for taxes or assessments or other government charges or levies not yet due and payable, or, if due and payable, being contested in good faith, by appropriate proceedings for which appropriate reserves are maintained; (b) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable, or, if due and payable, being contested in good faith, by appropriate proceedings for which appropriate reserves are maintained; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and social security; (d) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon; and (e) easements, covenants, conditions, restrictions, and other similar matters affecting title to real property.

 “Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Plan Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning any Plan.

“Pledge Agreement” means the Pledge Agreement executed by Borrower, dated the Effective Date, whereby Borrower pledges one hundred percent (100%) of the issued and outstanding shares of Bank Stock and any other shares of Bank Stock acquired by Borrower to the Bank to secure the Obligations, in the form attached hereto as Exhibit “A” and incorporated herein by this reference; as the same may be amended, executed and delivered to the Bank from time to time to reflect any acquisition of an Equity Interest in a Bank Subsidiary by Borrower following the Effective Date.

“Premises” shall have the meaning ascribed to such term in Section 4.15.

“Prime Rate” means a floating rate equal to the rate published as the “prime rate” from time to time in the Money Rates Section of The Wall Street Journal (or, if The Wall Street Journal ceases publishing a prime rate, the rate established by the Bank in its sole discretion from time to time as the Prime Rate).

“Principal Office” means the Bank’s office at 1620 Dodge Street, Omaha, Nebraska 68102.

“Revolving Note” shall have the meaning ascribed thereto in Section 2.04.

“ROA” means the return on assets expressed as a percentage and determined by dividing Landmark National Bank’s pre-tax net income less extraordinary and/or non-recurring items (as determined in accordance with GAAP) for such fiscal year by the total assets of Landmark National Bank as of the last day of such fiscal year, as reported in the most recent Call Report.

“Subsidiary” means, as to the Borrower, (a) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower; or (b) a limited liability company of which the Borrower owns a greater than fifty percent (50%) membership interest, has the ability to elect the majority of the managers of the limited liability company, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower; or (c) any partnership or other entity of which the Borrower owns a greater than fifty percent (50%) interest or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower; or (d) any Bank Subsidiary.  Subsidiary as to the Borrower shall include Landmark National Bank or any other Subsidiary that is permitted to be formed in accordance with the terms of this Agreement.

“Tier 1 Capital” means, at any time, for any Person on any date, the amount, for such Person on such date, of its consolidated “Tier 1 capital” within the meaning given to such term in the applicable regulations or other Applicable Law of any Governmental Authority having authority as such regulations are applicable to such Person.

“Tier 1 Risk Based Capital Ratio” shall mean Tier 1 Risk Based Capital Ratio as currently defined in the Call Reports.

“Total Capital” means, at any time, for any Person on any date, the amount, for such Person on such date, of its consolidated “total capital” within the meaning given to such term in the applicable regulations or other Applicable Law of any Governmental Authority having authority as such regulations are applicable to such Person.

“UCC” means the Uniform Commercial Code of the State of Nebraska, as amended from time to time.

Section 1.02.  Accounting Terms and Regulatory Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements of the Borrower pursuant to the terms and provisions hereof, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.  All regulatory terms not specifically defined herein shall be construed in accordance with the rules and regulations of any applicable Governmental Authority.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

Section 2.01.  Revolving Credit.  The Bank agrees on the terms and conditions hereinafter set forth, to make loans (the “Loans”) to the Borrower from time to time during the period from the Effective Date of this Agreement up to, but not including, the Loan Termination Date in an aggregate principal amount not to exceed at any time outstanding Nine Million and No/100ths Dollars ($9,000,000.00) (the “Commitment”) upon delivery by the Borrower to the Bank of a telephonic or written borrowing request relating thereto in a form reasonably acceptable to the Bank pursuant to the terms and provisions of this Agreement.  Within the limits of the Commitment, the Borrower may borrow, prepay and reborrow under this Section 2.01.  The Bank’s obligation to make Loans hereunder shall be subject to the Borrower’s satisfaction of the Conditions Precedent.  It is the intention of the parties that the outstanding balance of the Revolving Note shall not exceed the Commitment, and if at any time said balance exceeds the Commitment, the Borrower shall forthwith pay the Bank sufficient funds to reduce the balance of the Revolving Note until it is in compliance with this requirement.  The Borrower may elect to terminate the Revolving Note at any time, without penalty, upon written notice to the Bank.  In the event the Borrower so elects to terminate the Revolving Note, the aggregate principal amount of the Revolving Note outstanding, together with any accrued and unpaid interest thereon, as well as any other amounts due the Bank pursuant to any of the other Loan Documents, shall be due and payable to the Bank on the date of such election, if not sooner paid and the Revolving Note shall be deemed for all purposes terminated and the Bank shall have no further or additional obligation to loan funds to the Borrower pursuant to the terms and provisions of this Agreement.

Section 2.02.  Notice and Manner of Borrowing.  Upon receipt by the Bank from the Borrower of a telephonic or written borrowing request (which notice shall be irrevocable once given), in a form reasonably acceptable to the Bank, for a Loan not later than 2:00 P.M. (Central Time) on the date Borrower is requesting such Loan (which must be a Business Day), provided Borrower has fulfilled or complied with the applicable Conditions Precedent, the Bank will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s deposit account with the Bank.

Section 2.03.  Interest.  The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Loans made hereunder at a rate per annum equal to the Prime Rate, adjusted on a daily basis, minus twenty five (25) basis points, prior to acceleration or maturity.  Interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.  All accrued and unpaid interest relating to the activity for the preceding calendar quarter shall be paid in immediately available funds on the first day of each calendar quarter (commencing January 1, 2009 and on every January 1, April 1, July 1, and October 1, thereafter).  All payments of principal and interest made hereunder, whether during the term hereof or upon the stated maturity of the Loans, shall be made at the Principal Office.  Following and during the continuation of an Event of Default, any principal amount and accrued, but unpaid interest shall bear interest at a rate per annum equal at all times to the Prime Rate, in effect from time to time, plus six hundred (600) basis points.

Section 2.04.  Note.  All Loans made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, the Revolving Note in the form attached hereto as Exhibit “B” and incorporated herein by this reference (the “Revolving Note”). The Borrower hereby authorizes the Bank to maintain an electronic ledger of all disbursements to the Borrower under the Revolving Note and this Agreement and any payments of the principal amount under the Revolving Note, accrued but unpaid interest, and other charges due under the Revolving Note or this Agreement, which notations on such electronic ledger shall, in the absence of manifest error or mutual agreement among the parties, be conclusive; provided, however, that the failure to make any such notation shall not limit or otherwise affect the obligations of the Borrower under the Revolving Note or this Agreement.

Section 2.05.  Method of Payment.  The Borrower shall make each payment under this Agreement and under the Revolving Note not later than 2:00 P.M. (Central Time) on the date when due in lawful money of the United States to the Bank at its Principal Office in immediately available funds.  The Borrower hereby authorizes the Bank, if and to the extent Bank receives a telephonic request from an officer or Authorized Person to take such action, to charge from time to time against any account of the Borrower with the Bank any amount requested.  Whenever any payment to be made under this Agreement or under the Revolving Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

Section 2.06.  Reimbursement of the Bank or Payment by Borrower.  The Borrower shall pay all costs associated with the negotiation and preparation of the Loan Documents and transactions contemplated by this Agreement that are incurred prior to, on or immediately following the Effective Date, including, but not limited to, the out-of-pocket costs associated with the Bank’s due diligence, and such other reasonable out-of-pocket costs and expenses incurred by the Bank relating to the transactions described in this Agreement, provided, however, the Borrower shall not be obligated to pay or reimburse the Bank for the Bank’s legal fees associated with the negotiation and preparation of the Loan Documents.

Section 2.07.  Use of Proceeds.  The proceeds of the Loans hereunder shall be used by the Borrower to (i) repay the outstanding principal and accrued interest balances due the Bank with respect to that certain operating line of credit in the amount of Nine Million and No/100ths Dollars ($9,000,000.00) evidenced by the Loan Agreement dated as of April 1, 2004 by and between the Borrower and the Bank, and the Documents, as such term is defined therein, (ii) finance the operational needs of Borrower and the Subsidiaries and (iii) otherwise for working capital and general company or corporate purposes of the Borrower and the Subsidiaries.  Borrower will not, directly or indirectly, use any part of such proceeds for any other purpose or purposes, including the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of the Board.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01.  Condition Precedent to Loans.  The obligation of the Bank to make any advances hereunder (the initial advance as well as any subsequent advances) to the Borrower pursuant to the Commitment is subject to the following conditions precedent (collectively, the “Conditions Precedent”):

(a)           Closing Documents to be Provided.  That the Bank shall have received, or waived in writing the obligation to receive, on or before the Effective Date each of the following, in form and substance satisfactory to the Bank and its counsel:

(1)   This Agreement duly executed on behalf of the Borrower;

(2)   The Revolving Note duly executed by the Borrower;

(3)   The Pledge Agreement duly executed on behalf of Borrower; together with (i) a Stock Transfer Power and Assignment duly executed in blank for the benefit of the Bank, to which is attached the original of each stock certificate evidencing the Bank Stock; (ii) acknowledgment copies of the financing statements duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Pledge Agreement; and (iii) certified copies of Requests for Copies or Information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under (ii), including the financing statements filed by the Bank against the Borrower, indicating that no Person or entity claims an interest in any of the Collateral, except for the Bank;

(4)   Certified (as of the Effective Date) copies of the resolutions of the respective Boards of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

(5)   A certificate (dated as of the Effective Date) of the Secretary, or such other officer (acceptable to the Bank), as the case may be, of the Borrower and of Landmark National Bank certifying the names and true signatures of the Authorized Person(s) of the Borrower and of Landmark National Bank respectively, authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower and Landmark National Bank under this Agreement;

(6)   Certificate (dated as of the date of this Agreement) of an Authorized Person of the Borrower certifying a copy of the Borrower’s Organizational Documents, and any amendments, if applicable;

(7)   Certificate (dated as of the date of this Agreement) of an Authorized Person of Landmark National Bank certifying a copy of Landmark National Bank’s Organizational Documents, and any amendments, if applicable; and

(8)   A certificate of good standing for the Borrower from the Secretary of State of Delaware.

(b)           Additional Conditions Precedent.

(1)   The following statements shall be true and the Bank shall have received a certificate signed by an Authorized Person dated the date of such Loan, stating that:

(i)  The Conditions Precedent contained in Section 3.01 of this Agreement have been complied with by the Borrower and each Subsidiary in all respects;

(ii)  The representations and warranties contained in Article IV of this Agreement and in the Pledge Agreement, are true and correct on and as of the date of such Loan as though made on and as of such date, instead of the Effective Date;

(iii)  The proceeds from the Loan shall be used solely for the purposes stated in Section 2.07; and

(iv)  No Default or Event of Default has occurred and is continuing, or would result from such Loan; and

(2)   The Bank shall have received such other documents as the Bank may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank as follows:

Section 4.01.  Organization, Good Standing, and Due Qualification.  The Borrower and each Subsidiary are duly organized, validly existing, and in good standing under the laws of their respective states or jurisdictions of formation; have the power and authority to own their Assets and to transact the business in which they are now engaged or proposed to be engaged in; and are duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required.

Section 4.02.  Power and Authority.  The execution, delivery, and performance by the Borrower of each of the Loan Documents, have been duly authorized by all necessary action and do not and will not (a) require any consent or approval which has not previously been obtained; (b) contravene Borrower’s Organizational Documents as amended from time to time or Landmark National Bank’s Organizational Documents as amended from time to time; (c) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower or any Subsidiary; (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which the Borrower or its Subsidiary is a party or by which it or its properties may be bound or affected; or (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Subsidiary (except in favor of the Bank).

Section 4.03.  Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents, when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower, and enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

Section 4.04.  Provided Information.  No information, exhibit, or report furnished by the Borrower or any Subsidiary to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

Section 4.05.  Labor Disputes and Acts of God.  Neither the business nor the properties of the Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) adversely affecting such business properties or the operation of the Borrower or any Subsidiary.

Section 4.06.  Other Agreements.  The Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or restriction which could have a Material Adverse Effect on the business, Assets, operations, or conditions, financial or otherwise, of the Borrower, or on the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party.  The Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business or to which it is a party.

Section 4.07.  Litigation.  There is no pending or, to Borrower’s Knowledge, threatened action or proceeding against or affecting the Borrower or any Subsidiaries before any court, Governmental Authority, or arbitrator which may, in any one case or in the aggregate, have a Material Adverse Effect.

Section 4.08.  No Defaults on Outstanding Judgments or Orders.  Neither the Borrower nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign except where such default would not have a Material Adverse Effect.

Section 4.09.  Ownership and Liens.  The Borrower and each Subsidiary have title to, or valid leasehold interests in, all of the Assets, real and personal (other than any Assets disposed of in the ordinary course of business) used in the operation of their respective businesses, and none of the properties and Assets owned by the Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except for Liens in favor of the Bank and such as may be permitted pursuant to Section 6.01 of this Agreement.

Section 4.10.  Subsidiaries.  The Borrower has no Subsidiaries other than Landmark National Bank, Landmark Capital Trust I, and Landmark Capital Trust II.  All equity ownership interests of each Subsidiary have been validly issued, are fully paid and nonassessable.  All of the shares of Landmark National Bank are wholly owned by the Borrower free and clear of all Liens, except for Liens in favor of the Bank.  All of the common shares of Landmark Capital Trust I, and Landmark Capital Trust II are wholly owned by the Borrower free and clear of all Liens, except for Liens in favor of the Bank.

Section 4.11.  ERISA.  The Borrower and each Subsidiary are in compliance in all material respects with all Plan Requirements.

Section 4.12.  Operation of Business.  The Borrower and its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses as now conducted and as presently proposed to be conducted, and neither the Borrower nor its Subsidiaries are in violation in any respect of any valid rights of others with respect to any of the foregoing, except where such failure(s) or violation(s) would not, or could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.13.  Taxes.  The Borrower and each of its Subsidiaries have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties or have filed appropriate extensions or contested such taxes, in each case by appropriate proceedings and with reserves established in accordance with GAAP.

Section 4.14.  Debt.  Neither the Borrower nor any of its Subsidiaries have any credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements in effect on the Effective Date providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any Subsidiary is in any manner directly or contingently obligated, excluding (i) debt incurred in the normal course of banking business by the Borrower from the Federal Home Loan Bank, (ii) trust preferred debt of the Borrower or its Subsidiaries, (iii) other debt of the Borrower to the Bank, and (iv) contingent liquidity lines of credit incurred in the ordinary course of banking business by the Borrower from a third party lender.

Section 4.15.  Environment.  The Borrower and each Subsidiary have duly complied with, and their businesses, operations, Assets, equipment, property, leaseholds, or other facilities are in compliance, with all material Environmental Requirements. The Borrower and each Subsidiary have been issued and will maintain in all material respects all required federal, state, and local permits, licenses, certificates, and approvals relating to (a) air emissions; (b) discharges to surface water or groundwater; (c) noise emissions; (d) solid or liquid waste disposal; (e) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (f) other environmental, health, or safety matters (collectively, the “Environmental Permits”).  Except in accordance with a valid Environmental Permit, to the Borrower’s Knowledge, there has been no emission, spill, release, or discharge into or upon (a) the air; (b) soils; or any improvements located thereon; (c) surface water or groundwater; or (d) the sewer, septic system or waste treatment, storage or disposal system servicing any real property, building or other improvement owned or leased by the Borrower or any Subsidiary (collectively, the “Premises”) of any toxic or hazardous substances or wastes at or from the Premises; and accordingly, to the Borrower’s Knowledge, the Premises are free of all such toxic or hazardous substances or wastes. To the Borrower’s Knowledge, there has been no complaint, order, directive, claim, citation, or notice in writing by any Governmental Authority or any person or entity with respect to (a) air emissions; (b) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the Premises; (c) noise emissions; (d) solid or liquid waste disposal; (e) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (f) other environmental, health, or safety matters against the Borrower or its business, operations, Assets, equipment, property, leaseholds, or other facilities.

Section 4.16.  Fictitious Business Names.  Borrower does not do and has not done business during the past five (5) years under any corporate name, trade name, or fictitious name other than “Landmark Bancorp, Inc.”

Section 4.17.  Corporate Structure.  Borrower owns one hundred percent (100%) of the issued and outstanding shares of Landmark National Bank and no other Person has any right to acquire any Bank Stock or other Equity Interest in Landmark National Bank.

Section 4.18.  Financial Statements.  The financial statements of Borrower and each Subsidiary, provided to the Bank are complete and correct and fairly present the financial condition of the Borrower and each Subsidiary as at such dates and the results of the operations of the Borrower and each Subsidiary for the periods covered by such statements, all in accordance with GAAP, and as of the date of this Agreement there has been no Material Adverse Effect.

Section 4.19.  Bank Holding Company.  The Borrower has complied with all Applicable Laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and there are no conditions precedent or subsequent to its engaging in the business of being a registered bank holding company.

Section 4.20.  FDIC Insurance.  The deposits of each Bank Subsidiary are insured by the FDIC to the extent permitted by Applicable Law and no act has occurred which would adversely affect the status of any Bank Subsidiary as an FDIC insured bank.

Section 4.21.  Director Qualifying Shares.  None of the members of the board of directors of the Borrower or any Subsidiary own shares of stock in the Borrower or such Subsidiary held merely due to the fact that such individual is a member of such board of directors.

ARTICLE V

BORROWER’S AFFIRMATIVE COVENANTS

At all times that any amounts are outstanding under the Revolving Note, this Agreement or any of the other Loan Documents or the Bank shall have any Commitment under this Agreement, unless the Bank shall otherwise agree in writing, the Borrower will:

Section 5.01.  Maintenance of Existence.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate/organizational existence and good standing in the jurisdiction of its incorporation/organization, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation/limited liability company in each jurisdiction in which such qualification is required, except where the failure to be qualified and in good standing would not have a Material Adverse Effect on such Borrower or Subsidiaries.

Section 5.02.  Maintenance of Records.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower or any Subsidiaries or if required by any Governmental Authority, adequate records and books of account, in accordance with Applicable Law.

Section 5.03.  Maintenance of Assets.  Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its Assets (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.04.  Conduct of Business.  Continue, and cause each Subsidiary to continue, to engage in a business of the same general type as conducted or planned to be conducted by it on the date of this Agreement.

Section 5.05.  Maintenance of Insurance.  Maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof and shall reflect the Bank as an additional named insured or additional loss payee thereunder.

Section 5.06.  Compliance With Laws.  Comply, and cause each Subsidiary to comply, in all material respects with all Applicable Laws relating to the operation of its business, including but not limited to all Environmental Requirements and Plan Requirements.

Section 5.07.  Right of Inspection.  To the extent permitted by applicable law, at any reasonable time and from time to time, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers, directors, employees and independent accountants.

Section 5.08.  Reporting Requirements.  Furnish or cause to be furnished to the Bank, in a form and substance satisfactory to the Bank and at the Borrower’s sole cost and expense:

(a)           Promptly upon the filing thereof with the applicable Bank Regulatory Authority (but in no event more than forty five (45) days after the end of each calendar quarter), a copy of the Call Report for the Borrower;

(b)           Promptly upon the filing thereof with the applicable Bank Regulatory Authority (but in no event more than forty five (45) days after the end of each calendar quarter), a copy of the Call Report for each Bank Subsidiary of Borrower;

(c)           Promptly upon the filing thereof with the Securities and Exchange Commission (but in no event more than forty-five (45) days after the end of each fiscal quarter), a copy of each signed Quarterly Report on Form 10-Q of the Borrower.  Such report shall include the Borrower’s quarterly financial statements, including but not limited to consolidated balance sheets of the Borrower as of the end of such fiscal quarter and consolidated statements of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the President of the Borrower to fairly present the financial condition of the Borrower (subject to year-end adjustments);

(d)           Promptly upon the filing thereof with the Securities and Exchange Commission (but in no event more than one hundred twenty (120) days after the end of each fiscal year), a copy of each signed Annual Report on Form 10-K of the Borrower.  Such report shall include the Borrower’s annual financial statements (including therein consolidated balance sheets and statements of income, retained earnings and cash flows of the Borrower as at the end of such fiscal year) prepared in accordance with GAAP consistently applied and audited by KPMG (or such other independent public accountants acceptable to the Bank) and certified by the President of the Borrower to fairly present the financial condition of the Borrower and the Subsidiaries, together with a comparison with the financial statements for the previous fiscal year;

(e)           As soon as available but in no event later than ninety (90) days after the end of each fiscal year, a copy of the Annual Report of Bank Holding Company (FRY-6) of the Borrower required to be filed with the Federal Reserve Bank in the applicable Federal Reserve District;

(f)            As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower (other than the fiscal quarter ending at the end of the fiscal year) of each year during which any amount is outstanding under the Revolving Loan or in the event the Commitment remains effective, a Quarterly Compliance Certificate, in the form attached hereto as Exhibit “C” and incorporated herein by this reference, as of such date confirming compliance by the Borrower with all of the covenants, conditions, and undertakings of the Borrower under or pursuant to this Agreement together with a certificate of the chief financial officer of the Borrower certifying that to the best of the chief financial officer’s Knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

(g)           As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, an Annual Compliance Certificate, in the form attached hereto as Exhibit “D” and incorporated herein by this reference, as of the end of such fiscal year confirming compliance by the Borrower with all of the covenants, conditions, and undertakings of the Borrower under or pursuant to this Agreement together with a certificate of the chief financial officer of the Borrower certifying that to the best of the chief financial officer’s Knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

(h)           To the extent permitted by applicable law, promptly after the Borrower has been served with notice thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority, affecting the Borrower or any Subsidiary, which, if determined adversely to the Borrower or such Subsidiary, could have a Material Adverse Effect;

(i)            As soon as possible and in any event within five (5) days after Borrower becoming aware of the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

 (j)           To the extent permitted by applicable law, promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and statements which the Borrower or any Subsidiary files with any Governmental Authority; and

(k)           Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

Section 5.09.  Lending Limits.  The Borrower shall cause each of its Bank Subsidiaries to comply with all Applicable Laws pertaining to the making of loans, including, without limitation, lending limit laws. In addition, for purposes of this Agreement, it is agreed that in determining whether its Bank Subsidiary is in compliance with lending limits, the rules set forth in 12 C.F.R. §32.5 (combining loans to separate borrowers) shall apply unless its Bank Subsidiary is subject to more stringent rules under the laws or regulations otherwise applicable to them.

Section 5.10.  Other Debt Subordinated.  Except with respect to any Lien existing as of the Effective Date and reflected on Exhibit E attached hereto and incorporated herein by this reference, all Debt incurred by the Borrower, or security interests granted in the Assets of, the Borrower, other than loans from, and security interests granted to, the Bank, will be formally subordinated to the Loan.

Section 5.11.  Environment.  Be and remain, and cause each Subsidiary to be and remain, in compliance in all respects with all Environmental Requirements; notify the Bank immediately of any written notice of a hazardous discharge or environmental complaint received from any Governmental Authority or any other party; notify the Bank promptly after Borrower becoming aware of any hazardous discharge from or affecting its Premises; immediately contain and remove the same, in compliance with all Applicable Laws; promptly pay or bond around any fine or penalty assessed in connection therewith; and, upon Borrower’s or Bank’s receipt of notice or otherwise becoming aware of any noncompliance by Borrower with an Environmental Requirement, any notice from any Governmental Authority of any noncompliance with an Environmental Requirement, any hazardous discharge or environmental compliant, or any condition or event that could give rise to any of the foregoing with respect to any of Borrower’s assets, Borrower shall (i) permit the Bank, at the Borrower’s sole cost and expense, to inspect the Premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto, and (ii) at the Bank’s request, and at the Borrower’s sole cost and expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.

ARTICLE VI

NEGATIVE COVENANTS

At all times that any amounts are outstanding under the Revolving Note, this Agreement or any of the other Loan Documents or the Bank shall have any Commitment under this Agreement, unless the Bank shall otherwise agree in writing, the Borrower will not or allow any Subsidiary to:

Section 6.01.  Liens.   Create, incur, assume, or suffer to exist, or permit Landmark National Bank (other than in the ordinary course of its banking business, including Liens in favor of the Federal Reserve Bank) to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its Assets, now owned or hereafter acquired, except (a) Liens in favor of the Bank, (b) Liens securing Debt outstanding as of the Effective Date to the extent such Liens are reflected on Exhibit “E,” (c) Permitted Liens, and (d) Liens securing contingent liquidity lines of credit incurred in the ordinary course of banking business by the Borrower from a third party lender existing as of the Effective Date so long as such Liens do not in any way encumber, or otherwise create or result in any Lien upon, the Collateral.

Section 6.02.  Debt.  Create, incur, assume, or suffer to exist, or permit any Subsidiary (other than any Bank Subsidiary, including Landmark National Bank, and only in the ordinary course of its banking business) to create, incur, assume, or suffer to exist, any Debt, except (a) Debt of the Borrower under this Agreement and the Revolving Note, (b) Debt consisting of trade payables incurred in the ordinary course of business, (c) Debt outstanding as of the Effective Date to the extent reflected on Exhibit “E,” and (d) contingent liquidity lines of credit incurred in the ordinary course of banking business by the Borrower from a third party lender existing as of the Effective Date.

Section 6.03.  Mergers, Etc.  (a) Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Assets (whether now owned or hereafter acquired) to any Person, or (b) acquire all or substantially all of the Assets or the business of any Person, or cause or permit any Subsidiary to do so.

Section 6.04.  Formation of Additional Subsidiaries.  Form or acquire any Subsidiary, other than Landmark National Bank, Landmark Capital Trust I and Landmark Capital Trust II, without the Bank’s prior written consent which may not be unreasonably withheld.

Section 6.05.  Sale of Assets.  Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired Assets in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate without the prior written consent of the Bank, which will not be unreasonably withheld (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), without the Bank’s prior written consent which may be withheld in its sole discretion, except: (a) inventory disposed of in the ordinary course of business; and (b) the sale or other disposition of Assets no longer used or useful in the conduct of its business.

Section 6.06.  Transactions With Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 6.07.  Capital Expenditures.  Make any expenditures for fixed or capital Assets if, after giving effect thereto, the aggregate of all such expenditures made by the Borrower and each of the Subsidiaries would exceed Two Million and No/100ths Dollars ($2,000,000.00) during any fiscal year of Borrower, other than capital expenditures associated with the construction of a branch bank in Lawrence, Kansas the expenditure for which shall not exceed Four Million and No/100ths Dollars ($4,000,000.00).

Section 6.08.  Issue or Sale of Stock.  Sell, or permit Landmark National Bank to sell any common stock of Landmark National Bank.

ARTICLE VII

FINANCIAL COVENANTS

At all times that any amounts are outstanding under the Revolving Note, this Agreement or any of the other Loan Documents to which the Borrower is a party, unless the Bank shall otherwise agree in writing, the Borrower will:

Section 7.01.  Maintenance of Capital and Reserves.  Cause each Bank Subsidiary to maintain, with compliance tested as of the end of each fiscal quarter of the Borrower, unless otherwise indicated:

(a)           ROA.  An ROA of no less than sixty five hundredths percent (0.65%) (to be tested at the end of each fiscal year, only).

(b)           Tier 1 Risk Based Capital Ratio.  The Tier 1 Risk Based Capital Ratio (expressed as a percentage), as stated in the most recent Call Report of such Person, of not less than six percent (6%).

(c)           Non-Performing Assets to Total Capital Ratio.  The ratio (expressed as a percentage) of Non-Performing Assets to Total Capital of less than twenty-five percent (25%).

(d)           Non-Performing Assets to Total Loans Ratio.  The ratio (expressed as a percentage) of Non-Performing Assets to the total of all loans made by such Person of less than five percent (5%).

(e)           Loan Loss Reserves to Total Loans Ratio.  The ratio (expressed as a percentage) of Loan Loss Reserves to the total of all loans made by such Person, shall not be less than the lesser of (i) one percent (1%) to be measured as of March 31, 2009, or (ii) the allowance amount as shall be required by Applicable Law or Governmental Authority.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01.  Events of Default.  If any of the following events shall occur:

(a)           The Borrower should fail to pay the principal of, or interest on, the Revolving Note or any other fee or expense, on the date when such amount is due and payable, and such failure is not cured within seven (7) Business Days after written notice to Borrower of such failure;

(b)           Any representation or warranty made or deemed made by the Borrower in this Agreement, the Pledge Agreement or any of the other Loan Documents, or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

(c)           The Borrower shall fail to perform or observe any covenant or agreement, other than an obligation referenced in Section 8.01(a) above, made by the Borrower in this Agreement, the Pledge Agreement or any of the other Loan Documents, and such breach is not cured within fifteen (15) Business Days after written notice to Borrower of such breach;

(d)           The Borrower or any of its Subsidiaries shall (i) fail to pay any indebtedness for borrowed money (other than the Revolving Note) of the Borrower or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, unless such failure to perform or observe shall have been waived in writing by the holder of such indebtedness; or (iii) any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(e)           The Borrower or any of its Subsidiaries (i) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay, its Debts as such Debts become due; (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its Assets; (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of Debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (iv) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of ten (10) days or more; (v) shall consent to, approve of, or acquiesce in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more;

(f)            One or more judgments, decrees, or orders for the payment of money in excess of Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

(g)           The Pledge Agreement shall at any time after its execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest (subject to Liens permitted under Section 6.01 above) in and to the property purported to be subject to such Pledge Agreement; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or any Subsidiary or the Borrower or any Subsidiary shall deny it has any further liability or obligation under the Pledge Agreement, or the Borrower or any Subsidiary shall fail to perform any of its obligations under the Pledge Agreement or any of the other Loan Documents; or

(h)           The occurrence of a Change in Control.

Then, and in any such event, the Bank may, in its sole discretion, (i) declare its Commitment to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Revolving Note, all interest thereon, and all other amounts payable under this Agreement or the Revolving Note to be forthwith due and payable, whereupon the Revolving Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower, to the extent permitted by Applicable Law.

Upon the occurrence of any Event of Default, the Bank is hereby authorized at any time and from time to time, without written notice to the Borrower or any Subsidiary (any such notice being expressly waived by the Borrower and each Subsidiary), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower or any Subsidiary against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or the Revolving Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Revolving Note or such other Loan Document and although such Obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application, however, the parties hereto agree that the failure to give such notice shall in no way affect the validity of such setoff and application. The rights of the Bank under this Section 8.01 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have under Applicable Law.

ARTICLE IX

MISCELLANEOUS

Section 9.01.  Amendments, Etc.  No amendment, modification, termination, or waiver of any provision of any Loan Document, nor consent to any departure from any provision of any of the Loan Documents, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02.  Notices, Etc.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and sent by mail or telecopy (if by telecopy with a confirmation mailed within two (2) Business Days thereafter), to the applicable party at its address indicated below:

If to the Borrower:	Landmark Bancorp, Inc. 701 Poyntz Ave. Manhattan, Kansas 66502 Attention: Mark Herpich, CFO

If to the Bank:	First National Bank of Omaha 1620 Dodge Street STOP 1090 Omaha, NE 68102 Attention: Natalie E. Mason Facsimile: (402) 633-3760

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications, when mailed, shall be effective when deposited in the mails, addressed as aforesaid, or, when telefaxed, shall be effective when confirmation of receipt is received.

Section 9.03.  No Waiver.  No failure or delay on the part of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

Section 9.04.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Subsidiaries and the Bank and their respective successors and assigns, except that neither the Borrower nor any of the Subsidiaries may assign or transfer any of its rights or obligations under any Loan Document to which it is a party without the prior written consent of the Bank.

Section 9.05.  Costs, Expenses, and Taxes.  The Borrower agrees to pay on demand all costs and expenses incurred by the Bank in connection with the execution, delivery, filing and administration of the Loan Documents and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank incurred in connection with advising the Bank as to its rights and responsibilities hereunder. Notwithstanding anything else herein to the contrary, the Borrower shall not be required to pay for the Bank’s attorneys fees related to the preparation of the Loan Documents.  The Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes, fees, or expenses. This provision shall survive termination of this Agreement.

Section 9.06.  Prohibition Against Usury.  In no event, either before or after the occurrence of an Event of Default, shall the amount of interest due under the Revolving Note or any other Loan Document exceed the maximum, lawful, non usurious interest rate of the State of Nebraska or any other applicable law (the “Maximum Rate”).  The Revolving Note and the other Loan Documents are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid, or agreed to be paid to the Bank for the use, forbearance or detention of the sums advanced to the Borrower exceed the Maximum Rate.  If fulfillment of any provisions hereof, at the time performance of such provision shall be due, shall involve the potential for transcending the Maximum Rate, the obligation to be fulfilled shall be reduced to the Maximum Rate, and if from any such circumstance the Bank shall ever receive as interest an amount which would exceed the Maximum Rate, such excess shall be applied to the reduction of the principal amount of the Obligations and not the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Obligations, such excess shall be refunded to the Borrower.  All sums paid and agreed to be paid to the Bank for use, forbearance or detention of the indebtedness of the Borrower shall, to the extent permitted by the laws of the State of Nebraska, be amortized, prorated, allocated, and spread through the whole term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

Section 9.07.  Integration.  This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

Section 9.08.  Indemnity.  The Borrower and each of the Subsidiaries hereby agree to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, or arising directly from (i) the violation of any Environmental Requirement, (ii) the violation of any Plan Requirement, or (iii) the occurrence of any Event of Default hereunder. This indemnity shall survive termination of this Agreement.

Section 9.09.  Governing Law.  This Agreement and the Revolving Note shall be governed by, and construed in accordance with, the laws of the State of Nebraska without giving effect to any choice or conflict of law provision or rule (whether of the State of Nebraska or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nebraska.

Section 9.10.  Severability of Provisions.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.11.  Headings.  Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

Section 9.12.  Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

Section 9.13.  Jury Trial Waiver.  THE BANK AND THE BORROWER, BOTH ON ITS BEHALF AND ON BEHALF OF EACH OF THE SUBSIDIARIES, HEREBY WAIVE TRIAL

BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF THE BANK HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

Section 9.14.  Waiver of Consequential Damages.  THE BANK, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, LEGAL COUNSEL AND CONSULTANTS SHALL NOT BE RESPONSIBLE OR LIABLE TO THE BORROWER OR ANY OTHER PERSON FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY, EVEN IF THE BANK OR ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, LEGAL COUNSEL OR CONSULTANTS HAVE BEEN ADVISED OR KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

Section 9.15.  Submission to Jurisdiction; Venue.  The Borrower and any Subsidiary collectively or individually as the case may be, hereby submit to the jurisdiction of any state or federal court sitting in Omaha, Nebraska, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court.  The Borrower and any Subsidiary also agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The Borrower and any Subsidiary waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the Bank.  The Borrower and any Subsidiary agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  The Borrower and any Subsidiary hereby waive any rights they may have to transfer or change the venue of any suit, action or other proceeding brought against the Borrower by the Bank in accordance with this Section 9.16 or in connection with this Agreement or any other Loan Documents.

Section 9.16.  Incorporation by Reference and Exhibits.  The recitals reflected above, and each Exhibit, Loan Document or other document referred to in this Agreement, are incorporated herein by this reference.  The Bank, Borrower and any Subsidiary acknowledge and agree that the Exhibits attached hereto reflect the form thereof as of the date of execution of this Agreement and shall, in the reasonable discretion of the Bank, be amended from time to time or expanded to reflect the appropriate party or parties thereto, to effectuate the transactions, commitments and undertakings provided for herein and prior to the Effective Date, and such amended or expanded Exhibits shall be deemed attached hereto and incorporated herein by this reference.

Section 9.17.  No Third Party Beneficiaries.  Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer upon, either directly or indirectly, or give any Person other than the parties hereto and their respective successors, permitted assigns, personal representatives, heirs or beneficiaries any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

Section 9.18.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument. The signatures of the parties hereto need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

Section 9.19.  Credit Agreement.  A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW.  TO PROTECT THE PARTIES HERETO FROM ANY MISUNDERSTANDING OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FORBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

“Borrower”

LANDMARK BANCORP, INC.,
a Delaware corporation

By:	/s/ Mark A. Herpich
Title:	EVP / CFO

“Bank”

FIRST NATIONAL BANK OF OMAHA,
a national banking association

By:	/s/ Natalie E. Mason
Natalie E. Mason, Vice President

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”) is made and entered into effective as of the 19th day of November, 2008, by and between LANDMARK BANCORP, INC., a Delaware corporation (the “Pledgor”), and FIRST NATIONAL BANK OF OMAHA, a national banking association (“FNB”).

WHEREAS, the Pledgor has entered into a Revolving Credit Agreement of even date herewith (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), with FNB, pursuant to which, among other things, Pledgor has undertaken certain covenants and has executed and delivered to FNB a Revolving Note of even date herewith payable to the order of FNB in the total principal amount of Nine Million and No/100ths Dollars ($9,000,000.00) (the “Note”), the proceeds of which may be drawn upon by the Pledgor for the purposes described in the Credit Agreement, in accordance with and subject to the terms and restrictions contained in the Credit Agreement; and

WHEREAS, Pledgor is the owner of one hundred percent (100%) of the outstanding Equity Interests of Landmark National Bank, a national banking association (“Landmark Bank”), consisting of Two Million (2,000,000) shares of common stock of Landmark Bank represented by stock certificate number(s) R3, as of the date hereof (the “Stock”); and

WHEREAS, under the Credit Agreement it is a condition precedent to FNB’s making of any disbursements or Loans to Pledgor that the Pledgor shall have executed and delivered this Agreement to FNB, securing the timely performance of all of the Obligations, as defined in the Credit Agreement, of the Pledgor under the Credit Agreement; and

WHEREAS, to secure the Obligations, Pledgor has agreed to pledge to FNB, the Stock and all after-acquired Equity Interests in Landmark Bank, including, without limitation, all rights in and to all profits, proceeds and distributions of every kind and nature whatsoever due to Pledgor with respect to such Stock, whether pursuant to the terms of the bylaws of Landmark Bank, a shareholder agreement or other similar agreement, or otherwise (collectively, the “Pledged Stock”); and

WHEREAS, in accordance with terms and provisions of the Credit Agreement and this Agreement, Pledgor shall (i) pledge to FNB all of its right, title and interest in and to any and all stock or other Equity Interests of Landmark Bank, including but not limited to the Pledged Stock, and (ii) deliver all certificates evidencing the Pledged Stock or other Equity Interests of Landmark Bank and any and all financing statements or other documents sufficient to create a valid and perfected first priority security interest in and to the Pledged Stock or other Equity Interests in favor of FNB as additional collateral to secure repayment of Pledgor’s Obligations under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, and in order to induce FNB to enter into the Credit Agreement and to make disbursements to Pledgor of Loans, the Pledgor hereby represents, warrants, covenants, and agrees with FNB, for FNB’s benefit, as follows:

1.             Definitions:  All capitalized terms used in this Agreement, including its preamble and recitals, that are not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

2.             Security Interest:  Pledgor hereby BARGAINS, SELLS, GRANTS, CONVEYS, TRANSFERS, PLEDGES, HYPOTHECATES, and ASSIGNS to FNB for its benefit, a first priority security interest (the “Security Interest”) in the Pledged Stock, together with all increases, replacements, additions and substitutions related thereto, all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Stock and all subscription warrants, rights or options issued thereon or with respect thereto, together with, and including, all rights of Pledgor pursuant to its bylaws, any shareholder agreement or other similar agreements of Landmark Bank (collectively, the “Pledge Agreement Collateral”), to secure the complete and timely payment, performance or discharge of (i) each of the obligations and covenants of Pledgor under this Agreement, the Credit Agreement, the Note or the other Loan Documents, and all modifications, substitutions, extensions and renewals of each, whether absolute or contingent, liquidated or unliquidated, existing now or arising in the future and (ii) all present and future indebtedness and obligations of Pledgor to the Secured Parties whether direct, indirect, absolute, or contingent and whether arising by note, guaranty, overdraft, or otherwise (individually, an “Obligation” and collectively, the “Obligations”).  The Security Interest shall be effective with respect to each item of Pledge Agreement Collateral for so long as any Obligation remains outstanding or FNB has any Commitment under the Credit Agreement, regardless of whether Pledgor becomes the owner of such Pledge Agreement Collateral prior to or contemporaneously with or subsequent to the incurring of such Obligation.

3.             Priority of Security Interest; Financing Statements.  Pledgor hereby acknowledges and agrees that so long as this Agreement remains in force and effect, the Security Interest granted hereunder to FNB shall be a first perfected security interest in the Pledge Agreement Collateral. Pledgor hereby irrevocably authorizes FNB at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements, amendments and continuations thereto, in the name of Pledgor and describing the Pledge Agreement Collateral.

4.             Delivery of Security Collateral.  Upon execution of this Agreement, all certificates or instruments representing or evidencing the Pledge Agreement Collateral shall be delivered by the Pledgor to FNB, held by FNB, in suitable form for transfer, and accompanied by a duly executed Collateral Stock Transfer and Assignment Power in the form set forth in Exhibit “A” attached hereto and incorporated herein by this reference (the “Collateral Stock Transfer Power”).  If, at any time, Pledgor subsequently obtains possession of any certificate(s) or instrument(s) constituting or representing any of the Pledge Agreement Collateral or any other Equity Interest in Landmark Bank, Pledgor shall deliver such certificate(s) or instrument(s) to FNB forthwith, together with a Collateral Stock Transfer Power duly executed by Pledgor, and the same shall be subject to the terms of this Agreement.  Subject to the terms of this Agreement, Pledgor hereby irrevocably appoints FNB as Pledgor’s attorney-in-fact (such appointment being coupled with an interest), with power of substitution, and FNB shall have the right, upon the occurrence of an Event of Default, as hereinafter defined, or event which, with the giving of notice or the lapse of time, or both, would become an Event of Default, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in the name of FNB, or

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any of its nominees, any or all of the Pledge Agreement Collateral, subject to the provisions of Section 9 of this Agreement.

5.             Representations, Warranties and Covenants.  Pledgor represents, warrants and covenants with FNB that:

a.             The Pledged Stock constitutes all of Pledgor’s Equity Interest in Landmark Bank, and the Pledge Agreement Collateral is free and clear of all liens, encumbrances, security interests, adverse claims and restrictions of any nature (other than those created under the terms of this Agreement). This representation and warranty shall be deemed made with respect to each item of property that becomes Pledge Agreement Collateral after the date hereof;

b.             Pledgor has obtained all consents or approvals, including but not limited to Governmental Authority consents or approvals, necessary to enter into, and effectuate the terms and provisions of this Agreement;

c.             Pledgor shall, from and after the date hereof, (i) keep the Pledge Agreement Collateral free and clear of all liens, encumbrances, security interests and restrictions, except for the Security Interest and liens permitted under Section 6.01 of the Credit Agreement, and (ii) maintain and preserve the Security Interest and FNB’s first perfected priority security interest in the Pledge Agreement Collateral so long as this Agreement shall remain in effect; and

d.            Following the date hereof, Pledgor will neither sell nor offer to sell nor otherwise transfer nor further pledge or encumber any portion of the Pledge Agreement Collateral (other than liens permitted under Section 6.01 of the Credit Agreement); nor will Pledgor enter into any agreement which relates to the voting of or restricts the transfer of any of the Pledge Agreement Collateral, without the prior written consent of FNB.

6.             Distributions. So long as no Event of Default, or event which, with the giving of notice or the lapse of time, or both, would become an Event of Default, shall have occurred, the Pledgor shall be entitled to receive and retain any and all distributions and interest paid, if applicable, in respect of the Pledge Agreement Collateral, provided, however, that:

a.             Pledgor shall not accept or receive any payments with respect to the Pledge Agreement Collateral other than (i) in cash, or (ii) stock splits or dividends relating to the Pledge Agreement Collateral, provided that upon any distribution permitted under this subsection (ii), such distribution shall become part of the Pledge Agreement Collateral, in accordance with, and subject to, the terms and provisions of this Agreement; or

b.             Pledgor shall not accept or receive any payments of any kind in respect of Pledge Agreement Collateral or any part thereof, in connection with a partial or total liquidation or dissolution of Pledgor or Landmark Bank,

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and in the event any payments, whether or not specifically permitted hereunder, described in items (a) through (b), including (i) and (ii) of item (a), are made, they shall be forthwith delivered to FNB to hold as part of the Pledge Agreement Collateral for the benefit of FNB and shall, if received by the Pledgor, be received in trust for the benefit of FNB, be segregated from the other property or funds of the Pledgor, and be forthwith delivered to FNB as part of the Pledge Agreement Collateral in the same form as so received (with any and all necessary endorsement or assignment).

7.             Rights of Pledgor.  Except as otherwise provided herein, during the period while this Agreement remains in force and as long as an Event of Default, or event which, with the giving of notice or the lapse of time, or both, would become an Event of Default, shall have not occurred, Pledgor shall be entitled to exercise all rights with respect to the Pledged Stock, subject to the Security Interest granted hereunder, including, but not limited to, the right to vote the Pledged Stock.

8.             Events of Default.  Each of the following occurrences shall constitute an Event of Default under this Agreement (herein called “Event of Default”):

a.             The occurrence of an Event of Default under the Credit Agreement or under any of the other Loan Documents; and

b.             Pledgor shall hypothecate, transfer or assign, or shall attempt to hypothecate, transfer or assign, the Pledge Agreement Collateral to any person or entity without FNB’s prior written consent.

9.             Remedies Upon Event of Default.  Upon the occurrence of an Event of Default and subject to the terms of this Agreement,

a.             All rights of the Pledgor to exercise or refrain from exercising its voting rights which it would otherwise be entitled to exercise pursuant to Section 7 above and to receive the distributions and interest payments, if applicable, which it would otherwise be authorized to receive and retain pursuant to Section 6 shall cease, and all such rights shall thereupon become vested in FNB who shall thereupon have the right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Pledge Agreement Collateral such distributions and interest payments; and

b.             All distributions and interest payments, if applicable, which are received by the Pledgor contrary to the provisions of paragraph a of this Section 9 shall be received in trust for the benefit of FNB, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to FNB as Pledge Agreement Collateral in the same form as so received (with any and all necessary endorsement or assignment); and

c.             FNB may, in connection with the exercise of its foreclosure rights under Applicable Law and to the extent permitted thereunder, as the attorney-in-fact for the Pledgor, transfer all of the Pledgor’s right, title and interest in and to the Pledged Stock to FNB thereby terminating any and all right, title and interest of Pledgor in or to Landmark Bank or any of its assets; and FNB may exercise and enforce any or all other rights and remedies available to FNB by law or agreement against the Pledge Agreement Collateral,

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against Pledgor or against any other person or property; provided, however, that FNB shall give Pledgor not less than ten (10) days’ written notice of its intention to make any such public or private sale or at any broker’s board or on any securities exchange (with such notice to state the time and place of such sale) of the Pledged Stock.

10.           Continuing Security Interest. This Agreement shall create a continuing Security Interest in the Pledge Agreement Collateral and shall remain in full force and effect until the complete discharge of all of the Pledgor’s Obligations under this Agreement, the Credit Agreement, the Note and all other Loan Documents. Upon the discharge of all of Pledgor’s Obligations under this Agreement, the Credit Agreement, the Note and all other Loan Documents, the Security Interest shall cease and terminate, the Pledge Agreement Collateral shall revert to the Pledgor, and FNB, at Pledgor’s expense, agrees to execute such documents as the Pledgor shall reasonably request to evidence such termination.

11.           Miscellaneous.

a.             This Agreement may be waived, modified, amended, terminated or discharged, and the Security Interest may be released, only (i) upon complete discharge of Pledgor’s Obligations under the Credit Agreement, the Note and the other Loan Documents or (ii) explicitly in a writing signed by FNB and the Pledgor.  A waiver signed by FNB shall be effective only in the specific instance and for the specific purpose given.

b.             No failure or delay on the part of FNB in exercising any right, power, or remedy hereunder shall operate as a waiver thereof or otherwise preclude the exercise or enforcement of any of FNB’s rights or remedies hereunder.

c.             All rights and remedies of FNB shall be cumulative and may be exercised singularly or concurrently, at FNB’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

d.             All notices to be given to Pledgor shall be deemed sufficiently given if delivered or mailed by registered or certified mail, postage prepaid, to Pledgor at its address as set forth in the Credit Agreement.

e.             FNB shall not be obligated to preserve any rights Pledgor may have against any other parties, to exercise at all or in any particular manner any rights which may be available to FNB with respect to any Pledge Agreement Collateral, to realize on the Pledge Agreement Collateral at all or in any particular manner or order, or to apply any cash proceeds of Pledge Agreement Collateral in any particular order of application.

f.              Pledgor will reimburse FNB for all expenses (including reasonable attorneys’ fees and legal expenses) incurred by FNB in the protection, defense or enforcement of the Security Interest, including expenses incurred in any litigation or bankruptcy or insolvency proceedings.

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g.             This Agreement shall be binding upon and inure to the benefit of Pledgor and FNB and their respective heirs, representatives, successors and assigns, provided, however, that the Pledgor may not assign any of its rights or obligations hereunder or to the Pledged Stock without the prior written consent of FNB, which consent may be withheld in FNB’s sole discretion.

h.             This Agreement shall take effect when signed by Pledgor and delivered to FNB.  Pledgor hereby waives notice of FNB’s acceptance hereof.

i.              Time is an essential element to the performance of each of the terms of this Agreement.

j.              All headings appearing in this Agreement are for convenience of reference only and shall be disregarded in construing this Agreement.  The recitals contained above and all documents referred to herein are incorporated herein by this reference.

k.             This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nebraska without giving effect to any choice or conflict of law provision or rule (whether of the State of Nebraska or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nebraska (the “Governing Law”).

l.              Pledgor submits to the jurisdiction of any federal court sitting in Omaha, Nebraska, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Pledgor also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Pledgor waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of FNB.  Pledgor agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  Pledgor hereby waives any rights it may have to transfer or change the venue of any suit, action or other proceeding brought against Pledgor by FNB in accordance with this paragraph or in connection with this Agreement.

m.            PLEDGOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.  NO EMPLOYEE OF FNB HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THE TERMS AND PROVISIONS OF THIS PARAGRAPH OF THIS AGREEMENT.

n.             If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or application which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

“Pledgor”

LANDMARK BANCORP, INC.,
a Delaware corporation

By:	/s/ Mark A. Herpich

Its:	EVP/CFO

“FNB”

FIRST NATIONAL BANK OF OMAHA,
a national banking association

By:	/s/ Natalie E. Mason

Its:	Vice President

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EXHIBIT “A”

Collateral Stock Transfer and Assignment Power

[See the Attached]

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REVOLVING NOTE

$9,000,000.00	November 19, 2008
Omaha, Nebraska

FOR VALUE RECEIVED, the undersigned, LANDMARK BANCORP, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of FIRST NATIONAL BANK OF OMAHA (the “Lender”) in lawful money of the United States and in immediately available funds, the principal amount of Nine Million and No/100ths Dollars ($9,000,000.00) or, if less, the aggregate unpaid principal amount of the Loans made by the Lender to Borrower pursuant to the terms and provisions of the Credit Agreement, as hereinafter defined (the “Principal Amount”).

Borrower further promises to pay (a) the Principal Amount, (b) interest on the unpaid Principal Amount from the date advanced at the rates and times specified in the Credit Agreement and (c) fees, costs and expenses at such times and at such rates and amounts specified in the Credit Agreement; each without off-set, deduction or counterclaim, until such time as all of the foregoing are paid in full.  The unpaid Principal Amount hereof, together with all accrued and unpaid interest and fees, shall be due and payable on the date that is the earliest to occur of the following: (a) November 19, 2009, (b) the date the Obligations are accelerated pursuant to the Credit Agreement or this Revolving Note and (c) the date the Lender has received indefeasible payment in full of the Obligations.  All payments of the Principal Amount, interest, and fees, costs and expenses due and payable, when paid shall be made to the Lender at the Lender’s office in accordance with the Credit Agreement.

This Revolving Note is the Revolving Note referred to in the Revolving Credit Agreement, dated as of the date hereof, by and between Borrower and the Lender (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), the terms and conditions of which are incorporated herein by this reference.  This Revolving Note is entitled to the benefits set forth in the Loan Documents.  In the event of a conflict or inconsistency between the terms of this Revolving Note and the Credit Agreement, the terms and provisions of the Credit Agreement shall govern.  Capitalized terms not otherwise defined in this Revolving Note which are defined in the Credit Agreement shall have the meanings ascribed thereto in the Credit Agreement.

The Credit Agreement, among other things, contains (a) enumerated Events of Default, (b) provisions for acceleration of the maturity of this Revolving Note upon the happening of certain stated events, (c) provisions for prepayments of the Principal Amount of this Revolving Note prior to the maturity of the Revolving Note, and (d) provisions for modification or waiver of this Revolving Note upon the terms and conditions specified in the Credit Agreement.

The occurrence of any Event of Default enumerated in the Credit Agreement or any of the other Loan Documents shall constitute an Event of Default under this Revolving Note.  Upon any such Event of Default, the Lender shall have any and all rights and remedies provided in the Credit Agreement or any of the other Loan Documents, including but not limited to the right, but not the obligation, to accelerate the due date of this Revolving Note and to declare all Obligations set forth herein or therein immediately due and payable, and such other remedies as are provided by law.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the Lender shall operate as a waiver of such rights.

Borrower acknowledges that the Obligations evidenced by this Revolving Note are for business purposes only and are not an extension of consumer or individual credit.

This Revolving Note is made under and governed by the laws of, and shall be deemed to have been executed in, the State of Nebraska without giving effect to choice of law principles (whether of the State of Nebraska or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nebraska.

THE LENDER AND BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS REVOLVING NOTE.  NO OFFICER OR EMPLOYEE OF THE LENDER HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

Time is of the essence as to each and every date and each and every Obligation of Borrower set forth in this Revolving Note.

BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY GOVERNING LAW, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, NOTICE OF DISHONOR, PROTEST, NOTICE OF PROTEST, DEMAND, NOTICE OF EVERY KIND IN CONNECTION HEREWITH AND DILIGENCE IN ENFORCING PAYMENT OR BRINGING SUIT AGAINST ANY PARTY HERETO.

IN WITNESS WHEREOF, Borrower has caused this Revolving Note to be executed and delivered to the Lender as of the day and year first written above.

LANDMARK BANCORP, INC.,
a Delaware corporation

By:	/s/ Mark A. Herpich

Its:	EVP/CFO

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